SEPARATION AGREEMENT




   The following sets forth our mutual agreement for the termination of my employment with Baldwin Technology Company, Inc. ("BTI") and related matters:

         1. I will continue to work in my present capacities and with my present responsibilities at BTI through the earnings release date for Baldwin's quarter ending December 31, 1999, but no later than February 4, 2000.
During such time Baldwin shall compensate me based upon my current pay rate and all benefits, perquisites, etc. as provided for in my employment contract shall be in full effect. Should Baldwin request a termination date that is earlier than February 4, 2000, it may do so in its sole determination.

         2. BTI shall pay me severance, on a normal weekly payroll basis based upon my current base pay rate, for the period from my departure through September 30, 2000. Baldwin will also continue full coverage for all health and welfare benefits (health coverage based upon "active" not "retired" status), at current benefit levels, during this period, with appropriate payroll based contributions by me based upon past company practices.
BTI covenants and warrants that all insurance premiums due prior to September 30, 2000 whether for health, disability, life, etc. will be paid by BTI on a timely basis. In the event I should secure new health and/or dental benefit coverage from a new employer prior to September 30, 2000, I covenant and warrant that I will notify BTI of this event and, at that time, BTI will be entitled to discontinue health and/or dental benefits coverage for me and my dependents.

         3. I agree to reduce my club dues and financial advisor reimbursements for FY 2000 to one-half the level provided for in my employment agreement. I also agree to forego any claim for incentive compensation for FY 2000.
         4. I agree to be available for consultation during the period set forth in 2 above on the following basis: Up to 1 day per week during February and March 2000 and up to one day per month during the months of April to September 2000. All requests for consultation are to be made by the CEO or CFO of BTI, with reasonable notice, and shall take place at BTI's offices in Norwalk.


         5. I will retain full use of my present company car, with insurance and maintenance paid by BTI, through September 30, 2000. Gas shall be my responsibility.

         6. My portion of any FY 1999 company contribution to the profit sharing plan will be made to my plan account.

         7. Vested stock options will be treated as per the stock option plan with the effective termination date as set forth in 1 above.

         8. As of December 31, 1999, BTI agrees to repurchase my 25,000 Class B shares at a fixed price of $2.50 per share, regardless of the actual share price on that day, with the value of the shares being offset against the outstanding amount of my loan payable to the company. The company further agrees to pay to me, on December 31, 1999, the full amount of the accrual on its books as of December 31, 1999 related to my deferred compensation arrangement (not to be less than $112,500). Such payment of deferred compensation is to be grossed-up, by the company, for taxes at the rate of 40% for federal taxes and 5% for state taxes. I will be responsible for my portion of the Medicare tax. The after tax proceeds of this payment of deferred compensation are to be applied against the balance of my loan payable to the company until fully extinguished.
Attached is a schedule demonstrating, to the best of my knowledge, the impacts to each party of the settlement of this matter.


         9. BTI agrees that it will take such actions as are necessary to instruct the Equitable Life Insurance Company to release, effective September 30, 2000, BTI's collateral assignment lien against my split-dollar life insurance policy and, further, BTI agrees to release me from any and all claims for repayment to BTI of any and all premium payments made by BTI with respect to this policy (see attached prior agreement). As this action will result in the imputation of taxable income to me, I agree to pay to BTI any payroll-related withholding taxes due at that time.



    The above constitutes our full and complete agreement and settlement, and shall act as a release by both parties, of all obligations under my employment contract dated March 11, 1998, with the exception that the provisions of Sections 12 and 13 of such employment agreement shall continue in force for the periods as covered by those sections.


    __________________            __________________
    William J. Lauricella              Date


    Agreed:


    ___________________           ____________________
    Gerald A. Nathe                    Date
    Baldwin Technology Company, Inc.